EXHIBIT NO. 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares of GDS Holdings Limited, a Cayman Islands company, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Date:       February 10, 2017

Ping An Insurance (Group) Company of China, Ltd.

By:	/s/ Huichuan Ren
	Name:	Huichuan Ren
	Title:	General Manager

Ping An Life Insurance Company of China, Ltd.

By:	/s/ Xinmin Ding
	Name:	Xinmin Ding
	Title:	Chief Executive Officer

Shanghai Yunji Investment and Consulting Co., Ltd.

By:	/s/ Haiyun Lei
	Name:	Haiyun Lei
	Title:	Authorized Representative

Perfect Success Limited

By:	/s/ Xiaofeng Fei
	Name:	Xiaofeng Fei
	Title:	Director